UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                           ---------------------------
(CHECK ONE):   [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
               [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

                     For the period ended: November 30, 2005

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                        FOR THE TRANSITION PERIOD ENDED:

                          Commission File No. 000-32475

                            CUSIP NUMBER 04634R 10 6


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                           ASTRATA GROUP INCORPORATED
                           --------------------------
                             FULL NAME OF REGISTRANT

                       1801 Century Park East, Suite 1830
                       ----------------------------------
           (Address of Principal Executive Office (Street and Number)

                           Los Angeles, CA 90067-2320
                            -------------------------
                            CITY, STATE AND ZIP CODE

                        PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Quarterly Report on Form 10-QSB for the period ended November 30, 2005, could not be filed within the prescribed period because we will need additional time to prepare the related Item 2 disclosure of Management's Discussion and Analysis or Plan of Operation.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                           Martin Euler (310) 282-8646
                      ------------------------------------
                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No:

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Astrata Group Incorporated
                           --------------------------
                  (Name of Registrant as Specified in Charter)

Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


     Date:     January 17, 2006
---------------------------------          By:  /s/ Martin Euler
                                           -------------------------------------
                                           Martin Euler, Chief Financial Officer